Exhibit 5.1

David Adams
E-mail: david.adams@bullivant.com

March 5, 2007

Solar Power, Inc.
4080 Cavitt Stallman Road
Granite Bay, CA 95746

Re:	Opinion of Counsel for Registration Statement on Form SB-2

To Whom It May Concern:

We act as counsel to Solar Power, Inc., a California corporation (the "Company"), in connection with the registration of 18,833,334 shares of the Company's common stock (the "Shares") under the Securities Act of 1933, as amended (the "Securities Act"), of which 800,000 of the Shares will be issued upon the exercise of the Company’s warrants, and all of which will be sold by the selling security holders of the Company as defined and further described in the Company's registration statement on Form SB-2 ( File No. 333-140023) filed under the Securities Act (the "Registration Statement").

For the purpose of rendering this opinion, we examined originals or copies of such documents as deemed to be relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto.

Our opinion is limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the Federal Law of the United States and the laws applicable to the State of Nevada and State of California.

March 5, 2007

Based upon and subject to the foregoing, and assuming that (i) the Registration Statement becomes and remains effective, and the Prospectus which is a part of the Registration Statement (the "Prospectus"), and the Prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion; (ii) all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof; and (iii) the Company receives, to the extent applicable, the consideration set forth in the warrants, we are of the opinion that the Shares issued are fully paid and nonassessable, and the Shares to be issued will be, legally issued, fully paid and nonassessable under the corporate laws of the state of California.

We hereby consent in writing to the use of our opinion as an exhibit to the Registration Statement and any amendment thereto. By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/s/ BULLIVANT HOUSER BAILEY PC

BULLIVANT HOUSER BAILEY PC